Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 6 to the Registration Statement (Form S-1 No. 333-118053) and related Prospectus of Sensus USA Inc. (formerly “Sensus Metering Systems Inc.”) for the registration of $275,000,000 of 8 5/8% Senior Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated May 14, 2009, with respect to the consolidated financial statements of Sensus (Bermuda 2) Ltd. (formerly “Sensus Metering Systems (Bermuda 2) Ltd.”), included in Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended March 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

July 24, 2009